Exhibit 10

Contents
Important Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Eligibility and Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Who Is Eligible    1
When Coverage Applies    1
Notification Period    1
When Coverage Doesn’t Apply    1
Cost    2
Vesting    2
How the Plan Works . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Amount of Severance Pay    2
AICP Bonus Treatment    3
How Payments Are Made    3
Deductions from Severance Pay    3
Reemployment by the Company    3
If You Should Die    3
If You Receive a Plant Closing Payment    3
When Severance Is Not Paid . . . . . . . . . . . . . . . . . . . . . . .4
Claims for Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
What to Do    4
If a Disputed Claim Is Denied    4
How Your Benefits Are Affected . . . . . . . . . . . . . . . . . . . . .4
If You Receive a Lump-Sum Severance Payment    4
Pension and Savings Plans    4
Medical, Dental, and Vision Coverage    4
Medical, Dental, and Vision COBRA Coverage    5
Life, VGA, and BTA Insurance Coverage    5
Flexible Spending Accounts    5
Short-Term Disability Coverage    5
Long-Term Disability Coverage    5
Benefit Plan Changes    5
Vacation Pay    6
Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Plan Sponsor    6
Plan Administration    6
Plan Year    6
Plan Identification    6
The Plan’s Future    6
Legal Service    6
Plan Documents    6
If You Can’t Receive Payments    6
Your Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Receive Information About Your Plan and Benefits    7
Prudent Actions by Plan Fiduciaries    7
Enforce Your Rights    7
Assistance With Your Questions    7

Important Information
The Company’s severance pay plan pays benefits to eligible employees who are terminated under certain circumstances, including job elimination and reorganization.
Effective June 1, 2015, the plan was amended to reflect tying severance benefits to salary band designations, the addition of pro-rated bonuses, the elimination of continued basic, supplemental, and dependent life insurance and voluntary group accident (VGA) insurance coverage upon receiving severance benefits, as well as other changes reflected in this summary plan description.
The administrator of the plan has the discretionary authority to determine eligibility for severance plan benefits and to otherwise interpret the terms of the plan. The decisions of the plan administrator with regard to determining eligibility and interpreting the terms of the plan are final.
The Company cannot and does not guarantee the period for which the plan will remain in effect and the levels or types of benefits available under the plan. There is no legal requirement that the Company pay any severance pay, and the Company reserves the right to determine whether or not any employee will receive severance pay. Therefore, the Company reserves the right, whether in individual cases or more generally, not to pay severance pay or to pay a lesser amount than is described in this booklet.
Note: References in this booklet to the “Company” refer to W. R. Grace & Co. and its direct and indirect subsidiaries.

Eligibility and Coverage

Who Is Eligible
You’re eligible for the severance pay plan if you’re a regular, full-time salaried employee directly employed in the United States by Grace and you’re classified in salary band 3 or 4. A different summary plan description applies to you if you’re classified in a different salary band.
You’re not eligible if you’re a temporary or part-time employee or if you’re subject to a collective bargaining agreement.

When Coverage Applies
Coverage under the severance pay plan will apply to you if you’re eligible for the plan and you’re terminated by the Company as the result of:

•	a restructuring or downsizing of the Company or your employing unit,

•	the elimination of your position,

•	your inability to perform the duties of your position, or

•
you have agreed to and signed, and have not revoked, an agreement acceptable to the Company under which you release the Company and its directors, officers, and employees (and other related parties) from any liability related to your employment with or termination from the Company, and

•	no circumstance described under “When Coverage Doesn’t Apply” is applicable.
For example, if you’re an eligible employee working for a designated core business who is terminated by the Company as a result of restructuring, downsizing, or position elimination (and no circumstance under “When Coverage Doesn’t Apply” is applicable), you’ll be entitled to severance under this plan.

Notification Period
You’ll receive at least two-weeks notice (or pay instead of notice) of your date of termination. Your “last scheduled work date” is your final scheduled date of work that has been established by the Company.

When Coverage Doesn’t Apply
Coverage under the severance pay plan won’t apply to you, and you won’t receive benefits under this plan, if:

•	You don’t satisfy all the requirements as described on this page.

•	You’ve been employed by the Company for fewer than 90 days.

•	You’re away from work on a layoff or leave of absence (paid or unpaid).

•	You continue your employment with the Company in any other capacity (and any location).

•
You’re terminated for misconduct, “cause,” or similar reasons on or before your last scheduled work date. “Cause” means an employee engaging in actions that are injurious to the Company (monetarily or otherwise), or an employee’s conviction for any criminal violation involving dishonesty or fraud or any crime which constitutes a felony.

•	You’re terminated because of your refusal or unwillingness to perform the duties of your position or because of insubordination, on or before your last scheduled work date.

•
The Company terminates your employment because of the Company’s sale or transfer of all or a portion of the stock or assets of a business of the Company to another person or entity (that is, a divestment), whether or not you become an employee of that person or entity.

•
You refuse to accept an offer to transfer to another position at the Company for a base salary that isn’t less than your base salary as of your last scheduled work date, provided the principal work location of the position is within a reasonable commuting distance of where you live.

•	Through your last scheduled work date you fail to:

–	follow policies, rules, or procedures of the Company or of your business unit, or

–	adhere to any agreement between you and the Company.

•	As of your last scheduled work date:

–	you’re entitled to receive long-term disability (LTD) payments under any plan or program sponsored by the Company, or

–	you become eligible to receive such LTD payments because of a disability that begins before your last scheduled work date.
Your eligibility for LTD payments will be determined by the terms of the plan or program under which you’re covered.

•	You voluntarily terminate your employment with the Company for any reason.

•	You’re covered by any other severance plan of the Company.

•
You do not agree to and sign, or you have revoked, an agreement acceptable to the Company under which you release the Company and its directors, officers, and employees (and other related parties) from any liability related to your employment with or termination from the Company.

Important! No provision of this plan should be considered to limit in any way the Company’s authority or discretion to terminate any employee for any reason at any time.
Remember, your “last scheduled work date” is your final scheduled date of work that has been established by the Company.

How the Plan Works

Amount of Severance Pay
If you qualify for severance pay as described on pages 1-2, you’ll receive your base salary for a specified number of weeks based on your full and partial years of continuous service with the Company.
Your service is measured starting from either your first day of employment with the Company or your adjusted service commencement date (as defined and administered by your business unit), whichever is later, through your last scheduled work date. Your service includes only completed whole months of service.
Your severance pay reflects your salary band and grade, and is determined as follows:

Band	Grade	Severance Pay
3	23-26	One year of base salary.
3	20-22	Two weeks of your weekly base salary for each of your full and partial years of continuous service with the Company, subject to a minimum of six months and a maximum of 52 weeks of severance pay.
4	19	Two weeks of your weekly base salary for each of your full and partial years of continuous service with the Company, subject to a minimum of six months and a maximum of 52 weeks of severance pay.
4	15-18	Two weeks of your weekly base salary for each of your full and partial years of continuous service with the Company, subject to a minimum of eight weeks and a maximum of 52 weeks of severance pay.

Cost
The Company pays the full cost of the severance pay plan.

Vesting
The benefits provided under this plan aren’t “vested benefits.” This means that your eligibility for these benefits may be terminated at any time.
In addition, you should know that the severance pay plan may be terminated by the Company at any time and that the Company may change any feature of the plan at any time.
For example, suppose you are classified in salary band 4, grade 15, and you have 6.5 years of continuous service. In this case, you would be entitled to 13 weeks of severance pay (6.5 years of continuous service x 2 weeks of pay = 13 weeks of severance pay, which exceeds the minimum severance benefit of eight weeks for someone with this salary band and grade).
Your severance pay will reflect your base salary.
By base salary, we mean the regular earnings paid to you by the Company before any deductions are made, but excluding overtime, commissions, and incentive, special, premium, any amount related to Company-sponsored employee benefit plans, or pay instead of vacation, whether or not this compensation or amount is taxable as income.
Your weekly base salary equals: the amount of your annual base salary in effect as of your last scheduled work date divided by 52.
Contact the Grace Employee Service Center at 1-800-974-2363 if you have any questions about your band, grade, or severance benefits. Service center representatives are available on business days from 9:00 a.m. to 6:00 p.m. Eastern time.

AICP Bonus Treatment
If you complete at least three months of employment in the calendar year in which you qualify for severance pay, you’ll receive a pro rata amount of any bonus you are eligible to receive for that year under the AICP (Annual Incentive Compensation Program) program. This pro rata amount will reflect your completed months of service in that year. For example, if you completed four months of service when your employment ends in a calendar year, you’d receive 33 percent (4 ÷ 12) of the AICP bonus to which you’re entitled for that year.
Please note, as with eligible employees who are still actively at work on the date bonuses are paid (normally, in March after the calendar year to which the bonus relates), the amount of your bonus will depend on the extent that the applicable business performance goals are met; and also on your individual performance while still employed by Grace, provided that the individual performance criteria won’t be used to reduce, or increase, the amount of your bonus entitlement by more than 25 percent, based on the determination of your former management at Grace. Finally, any pro rata bonus to which you become entitled will be paid at the same time as bonuses are paid to actively employed eligible employees (again, normally in March after the calendar year to which the bonus relates).

How Payments Are Made
If you qualify, you’ll receive severance pay in regular payroll installments equal to your regular base salary payment. Payments will continue until you receive the total severance pay for which you qualify.
Important! Severance is normally paid in installments. Subject to the Company’s approval, however, you may request to receive your severance pay as follows:

•
Before your last scheduled work date, you may request to receive the full amount of severance pay in a single, lump-sum payment. In this event, however, your coverage under all Company benefit plans under which you’re covered as of your last scheduled work date will end as of the end of the month in which you receive this lump-sum payment (see page 4).

•	After severance pay has started, you may request to receive a lump-sum payment of any remaining unpaid balance of severance pay at any time during the installment payment period.

If you receive a pro rata bonus payment, this payment will be made to you in a single lump sum at the same time bonuses are paid to other employees.
In addition, if you should start full-time employment with another employer, the total of any remaining severance pay to which you’re entitled will be paid to you in a lump sum as soon as practical after your full-time employment starts.

Deductions from Severance Pay
The Company will deduct from the severance pay you receive:

•	any federal, state, or local withholding or other taxes or charges that it’s required to deduct by law,
•any amounts you owe the Company, and
•any contributions required to continue benefit coverage.

Reemployment by the Company
If you’re reemployed by the Company after you’ve received severance pay under any plan or other severance pay policy of the Company, you won’t receive credit under any severance pay plan or policy of the Company (including this plan) for the service for which severance pay has been paid to you.
For example, suppose you received severance pay under a plan of the Company and that your severance pay was based on service of 10 years. If you’re rehired by the Company, these 10 years wouldn’t count toward determining any future severance pay benefits you may be entitled to receive.

If You Should Die
If you should die before your last scheduled work date, no severance will be paid under this plan to a beneficiary.

But if you should die on or after your last scheduled work date, any unpaid amount of the severance pay to which you were entitled will be paid in a lump sum either to your spouse or your estate (if you weren’t married on the date of your death).

If You Receive a Plant Closing Payment
If the Company is required to make a payment under a federal, state, or local plant closing law, any severance pay you receive under this plan will be reduced by the amount of the plant closing payment.
When Severance Is Not Paid
Benefits under the severance pay plan may not be made (or may be discontinued) if:

•	you don’t qualify for benefits under the terms of the plan, or

•
the plan administrator determines you have engaged in “inappropriate conduct” before or after your last scheduled work date. Inappropriate conduct means any action that violates any policy, rule, or procedure of the Company or your business unit, or violates any agreement between you and the Company, or is otherwise detrimental to the Company.

Claims for Benefits

What to Do
No action by you is required to file a claim for benefits. The Company will notify you in writing if you’re eligible for benefits under the severance pay plan.
If you believe that you’re entitled to a benefit and haven’t been notified that one is payable, or if you disagree with the amount of the benefit that’s payable, you may file a disputed claim with the Company.
The plan administrator has full and exclusive authority to interpret the applicable plan provisions and to decide claims for benefits that are filed.
A decision on a disputed claim will be given to you as soon as possible, but no later than 90 days after a claim is filed, or 180 days in special cases. If a decision on a disputed claim can’t be made within 90 days, you’ll be notified in writing before the end of this 90-day period of the special circumstances that require an extended period of consideration of the disputed claim and the approximate date the plan administrator expects to reach a decision on the disputed claim.

If a Disputed Claim Is Denied
If a disputed claim is denied, in whole or in part, you’ll receive a written notice from the Company explaining why and on which plan provisions the disputed claim has been denied. An appeal must be made within 60 days after a denial by writing to the Company (contact your benefits administrator for details). You also may choose to name a representative to handle your appeal.
You’ll be told if any additional information is needed to make a disputed claim acceptable. You may examine material related to your disputed claim. Copies of any materials or records that support the disputed claim should be sent with the appeal.

A decision on an appeal usually will be made within 60 days of when it’s received, or 120 days in special cases. If a decision on an appeal can’t be made within 60 days, you’ll be notified in writing before the end of this 60-day period of the special circumstances that require an extended period of consideration of the appeal. The Company’s decision on an appeal is final. If you have filed a claim for benefits which has been denied on appeal by the Company and you believe the claim has been improperly denied, in whole or in part, you have certain rights. See “Your Rights” on page 7 for more information.
How Your Benefits Are Affected

If You Receive a Lump-Sum Severance Payment
If you receive your severance pay in a lump sum, your coverage under all Company benefit plans under which you’re covered as of your last scheduled work date will end as of the end of the month in which you receive this lump-sum payment.

Pension and Savings Plans
If you’re a participant in a Company-sponsored pension or savings and investment plan:

•	severance pay won’t count to determine benefits under a pension or savings plan,

•	severance pay can’t be contributed to the savings plan, and

•	the period during which you receive severance pay won’t count as service under these plans, except as required by applicable law or by the terms of these plans.

Medical, Dental, and Vision Coverage
Coverage for you and enrolled members of your family under the Company’s medical, dental, and vision plans will continue during the severance pay period, provided you continue any required contributions.
Your contributions for coverage, if any, will be deducted automatically from your severance pay.
Medical, dental, and vision coverage will continue until the end of the month in which you receive your last severance payment. In addition, medical, dental, and vision coverage for an enrolled family member will end on the date your coverage ends, the date a family member becomes ineligible, or the date you stop contributions for family coverage, whichever occurs first.
Medical, Dental, and Vision COBRA Coverage
You’ll be notified of your ability to elect continued medical, dental, and vision coverage from the Company, as required by the COBRA continuation requirements of federal law. The severance payment period during which medical, dental, and vision coverage continue won’t count against the maximum period during which you may continue these coverages under COBRA. That is, after your severance pay ends, COBRA continuation may be elected for the maximum period that applies.
In addition, when COBRA medical coverage for you or an enrolled family member ends, you’ll be given details on any conversion rights that apply (conversion rights don’t apply to dental or vision coverage).
Important! If you qualify for postretirement medical coverage, you may not elect both COBRA coverage and postretirement medical coverage—you may choose one or the other, but not both.
If a member of your family has COBRA coverage under a Company plan as of your last scheduled work date, this coverage will continue for the remainder of the period that applies, provided the required contributions continue.

Life, VGA, and BTA Insurance Coverage
Your basic life insurance coverage, any supplemental or dependent life insurance you elected, any coverage you elected for yourself and your family under the Company’s voluntary group accident insurance plan (VGA plan), and coverage under the Company’s business travel accident insurance plan (BTA plan) will end automatically as of your last scheduled work date.
If you choose, you may restore any life insurance coverage that’s lost and not replaced for yourself or a family member by converting to an individual policy without providing proof that you’re healthy by applying during the 31-day period after this coverage ends or is reduced. Contact the Grace Employee Service Center at 1-800-974-2363 for details on converting life insurance coverage.
You may not, however, convert to an individual policy to continue coverage under the VGA plan or BTA plan; no conversion rights apply to this coverage.

Flexible Spending Accounts

If you’re contributing to a health care spending account and/or dependent care spending account as of your last scheduled work date, contributions to these accounts will be affected as follows:

•
If you receive severance installment payments, your contributions to a health care spending account and/or dependent care spending account may continue through the end of the calendar year. If you choose, you may elect to stop or change your contributions to a health care spending account and/or a dependent care spending account. Contact the Grace Employee Service Center at 1-800-974-2363 for details.

•
If you receive your severance in a lump-sum payment, your contributions to a health care spending account and/ or dependent care spending account will end with your last eligible paycheck and no contribution to those accounts will be taken from your lump-sum severance payment unless you elect to contribute a portion of that payment to a health care spending account and/or dependent care spending account. In no event, however, can participation extend beyond December 31. Contact the Grace Employee Service Center at 1-800-974-2363 for details.

Short-Term Disability Coverage
All short-term disability and salary continuation coverages will end as of your last scheduled work date.

Long-Term Disability Coverage
If you’re a participant in a Company-sponsored long-term disability income plan (LTD plan), your participation in this plan will continue through your last scheduled work date, provided you continue the required contributions. Benefits under any Company-sponsored LTD plan won’t be payable for disabilities occurring after your last scheduled work date.

Benefit Plan Changes
This booklet briefly outlines some of the rules that apply to the benefit plans mentioned on pages 4-6. It doesn’t provide a full description of these rules. Please refer to the summary plan descriptions of these plans for more information.
The Company reserves the right to change or end any benefit plan, and any such changes or termination may also apply to any former employee receiving severance (and enrolled family members, if applicable).
Vacation Pay
If you have not already taken the full vacation to which you’re entitled for the calendar year in which your employment is terminated and your last scheduled work date is June 30 or later, you will receive a lump-sum payment equal to your unused vacation.
If your last scheduled work date is June 29 or earlier, you will receive a lump-sum payment based on one-half of the total number of vacation days to which you would otherwise have been entitled for the calendar year in which your employment is terminated, less any used vacation days. For example, if you are entitled to 10 vacation days for the calendar year, your last scheduled work date is June 29 or earlier, and you have used three vacation days, you would receive a lump-sum payment for two vacation days (10 days x .5 = 5 days, less the 3 days used, leaving 2 days for the lump-sum payment).
Your vacation payout, however, won’t include floating holidays.

Other Information
The following describes other information you should know about the severance pay plan and your rights.

Plan Sponsor
The sponsor of the plan is:
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

Plan Administration
The plan administrator is:
Vice President & Chief Human Resources Officer
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044 (410) 531-4000
Severance benefits are paid by the Company from its general assets. There are no funds set aside for such benefits.

Plan Year
Records are kept on a plan-year basis. A plan year starts on January 1st and ends on the following December 31st.

Plan Identification
The official name of the plan is the W . R . Grace & Co . Severance Pay Plan for Salaried Employees . The Internal Revenue Service and Department of Labor identify the Company by the number 13-3461988 and the plan by the number 526. The plan is classified as a “welfare plan,” providing severance pay benefits.

The Plan’s Future
The Company, by action of its Board of Directors or the Investment and Benefits Committee, may change, suspend, or end the plan at any time.

Legal Service
The agent for service of legal process is the: General Counsel
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
(410) 531-4000
Legal process may also be served on the plan administrator.

Plan Documents
This booklet describes the main features of the severance pay plan as of June 1, 2015. It’s written in everyday terms and avoids technical terms wherever possible. The plan also has official legal documents; in the event of any conflict between this booklet and the official legal documents, the official legal documents will govern. You may review the official legal documents by written application to the plan administrator; a reasonable charge may be made for copying these materials.

If You Can’t Receive Payments
If the Company determines that you aren’t able to receive payments—for example, if you’re physically or mentally disabled—it may have payments made to the person or institution responsible for you.

Your Rights
As a participant in the W. R. Grace & Co. Severance Pay Plan for Salaried Employees, you’re entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants are entitled to know the following information.

Receive Information About Your Plan and Benefits

You may examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
You may obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
You will receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare plan benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions
If you have any questions about your plan, you should contact the Grace Employee Service Center at 1-800-974-2363.
If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.